FOR IMMEDIATE RELEASE

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ALIMERA SCIENCES STRENGTHENS FINANCIAL POSITION

Interest only repayment period extended up to 18 months

Amendment provides additional runway for continued commercialization of ILUVIEN®

ATLANTA, [November 3], 2015 –Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a pharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced that its United Kingdom subsidiary, Alimera Sciences Limited (Limited), has amended its $35 million term loan agreement (the Amendment) with Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (Hercules).

Under the terms of the Amendment, the interest-only payment period has been extended by 18 months through May 2017, provided that Alimera meets certain revenue and liquidity requirements. As a result of this extension, Alimera will reduce its debt service requirements between December 2015 and May 2017 by approximately $18 million.

Amortization of the term loan is expected to now start in June 2017 with 11 equal monthly payments of principal and interest, based upon a 30-month amortization schedule, followed by a final payment of all remaining outstanding interest and principal in May 2018. In connection with the Amendment, Limited has agreed to make an additional final payment equal to 3% of the term loan in May 2018.

Interest on outstanding borrowings under the term loan is payable at the greater of 10.90%, or 7.65% plus the prime rate per annum.

In connection with the Amendment, Alimera amended the common stock warrant previously issued to Hercules in connection with the original term loan agreement with Hercules, by increasing the aggregate number of shares that may be purchased by Hercules to 660,337 shares, and reducing the exercise price to $2.65 per share.
About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in the technology, biotechnology, life sciences, healthcare, and energy & renewable technology industries. Since inception (December 2003), Hercules has committed more than $5.5 billion to over 325 companies and is a lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650-289-3060.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., headquartered in Alpharetta, Georgia, is a pharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Alimera's European operations are conducted from London by its subsidiary, Alimera Sciences Limited. For more information, please visit www.alimerasciences.com.

Forward Looking Statements
This press release contains ”forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the amortization schedule of the term loan and the reduction of Alimera’s debt service obligations and requirements. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, Alimera’s failure to meet the revenue and liquidity covenants set forth in the amended term loan agreement, as well as other factors discussed in the ”Risk Factors” and ”Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera's Annual Report on Form 10-K for the year ended December 31, 2014 and the quarter ended June 30, 2015, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera’s results. Additional factors may be set forth in Alimera’s quarterly report for the quarter ended September 30, 2015 to be filed with the SEC in the fourth quarter of 2015. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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